Exhibit 5.1

Client: 64901-00038

April 3, 2014

MidAmerican Energy Company

666 Grant Avenue

Des Moines, Iowa 50309

Re:	MidAmerican Energy Company

Registration Statement on Form S-3 (File No. 333-192077)

Ladies and Gentlemen:

We have acted as counsel to MidAmerican Energy Company, an Iowa corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-192077 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the preliminary prospectus supplement, dated March 31, 2014, filed with the Commission on March 31, 2014 pursuant to Rule 424(b) of the Securities Act (the “Preliminary Prospectus Supplement”), the final prospectus supplement, dated as of March 31, 2014, filed with the Commission on April 2, 2014 pursuant to Rule 424(b) of the Securities Act (the “Final Prospectus Supplement” and, collectively with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $150,000,000 aggregate principal amount of the Company’s 2.40% First Mortgage Bonds due 2019 (the “2019 Bonds”), $300,000,000 aggregate principal amount of the Company’s 3.50% First Mortgage Bonds due 2024 (the “2024 Bonds”) and $400,000,000 aggregate principal amount of the Company’s 4.40% First Mortgage Bonds due 2044 (the “2044 Bonds” and, collectively with the 2019 Bonds and the 2024 Bonds, the “Bonds”).

The Bonds have been issued pursuant to the Indenture dated as of September 9, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of September 19, 2013 (the “First Supplemental Indenture”), as amended by Amendment Number 1 to the First Supplemental Indenture (the “Amendment to the First Supplemental Indenture”), dated April 3, 2014 (as so amended, the “First Supplemental Indenture”) and as further supplemented by the Second Supplement Indenture, dated as of April 3, 2014 (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture as amended by the Amendment to the First Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the First Supplemental Indenture, the Amendment to the First

MidAmerican Energy Company

April 3, 2014

Supplemental Indenture, the Second Supplemental Indenture, the Bonds and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

We are not admitted or qualified to practice law in Iowa. Therefore, we have relied upon the opinion of Paul J. Leighton, Esq., Assistant General Counsel to the Company, filed as an exhibit to the Company’s Current Report on Form 8-K, filed on April 3, 2013, with respect to matters governed by the laws of Iowa.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, assuming the Company is validly existing and has all requisite power to execute, deliver and perform its obligations under, and has duly executed and delivered, the Base Indenture, the First Supplemental Indenture, the Amendment to the First Supplemental Indenture, the Second Supplemental Indenture and the certificates evidencing the global Bonds (collectively, the “Specified Bond Documents”), and the Trustee has duly authorized and validly executed and delivered the Specified Bond Documents, and the Bonds have been authenticated in accordance with the terms of the Indenture, the Bonds are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

MidAmerican Energy Company

April 3, 2014

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Specified Bond Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Bond Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); (vi) any purported fraudulent transfer “savings” clause; (vii) any provision in any Specified Bond Document waiving the right to object to venue in any court; (viii) any agreement to submit to the jurisdiction of any Federal court; (ix) any waiver of the right to jury trial or (x) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP